Exhibit 4.7

AUTOBYTEL INC.

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (“Agreement”) is made as of September 16, 2010 (“Effective Date”) by and among Autobytel Inc., a Delaware corporation (“Company”), Autotropolis, Inc., a Florida corporation (“Autotropolis”), Cyber Ventures, Inc., a Florida corporation (“Cyber Ventures”), William Ferriolo (“Ferriolo”), and Ian Bentley and the Ian Bentley Revocable Trust created U/A/D 3/1/2005  (collectively, “Bentley”). Autotropolis and Cyber Ventures are collectively referred to herein as “Restricted Shareholders” and sometimes each individually as a “Restricted Shareholder;” Ferriolo and Bentley are collectively referred to herein as “Owners” and sometimes each individually as an “Owner.” Autotropolis, Cyber Ventures, Ferriolo, and Bentley are collectively referred to herein as the “Selling Group” and sometimes each individually as a “Member of the Selling Group.”  The Sellers, Seller Shareholders, and Autobytel are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

Background

The Owners are the sole shareholders and owners of the Restricted Shareholders. The Parties, together with Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (“Purchaser”), have entered into that certain Asset Purchase Agreement dated as of the Effective Date (“Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, Purchaser has purchased substantially all of the assets and assumed certain specified liabilities of the Restricted Shareholders (“Transaction”). As a key component of the Transaction, the Owners agreed to certain employment arrangements with the Company.   As partial consideration for the Transaction, the Company issued to the Restricted Shareholders (i) Convertible Subordinated Promissory Notes dated as of the Effective Date (“Convertible Notes”); and (ii) Warrants dated as of the Effective Date (“Warrants”). The Convertible Notes are convertible into, and the Warrants are exercisable for, shares of Common Stock, $.001 par value, of the Company (“Common Stock”).

The Warrants and Convertible Notes were issued, and the Covered Securities (as defined below) may be issued, without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (“Securities Act”), and applicable state securities laws, in accordance with applicable exemptions from such registration requirements. This Agreement (i) sets forth the Company’s obligations to register Non-Restricted Securities (as defined below) for resale by the Restricted Shareholders; (ii) imposes certain restrictions on the resale or other transfer of the Covered Securities by the Restricted Shareholders; (iii) provides the Company with certain repurchase rights and rights of first refusal with respect to the Covered Securities; (iv) grants the Company an irrevocable proxy to vote the Covered Securities; (v) provides for a standstill by the Members of the Selling Group; and (vi) provides for the cancellation of the Convertible Notes, Warrants and Contingent Payments (as defined in the Stock Purchase Agreement) upon the occurrence of certain events of termination of an Owner’s employment by the Company.

In consideration of the mutual promises and covenants set forth herein, the Parties hereto further agree as follows:

           1.           Definitions. As used in this Agreement, the following defined terms shall have the meanings ascribed below:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Delaware are authorized or required by law to close.

“Cause” means the termination of an Owner’s employment by the Company as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Owner for any felony; (ii) any willful misconduct of the Owner which has an injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of an Owner in any way that adversely affects the Company; or (iv) a material failure to consistently discharge an Owner’s employment duties to the Company, other than such failure resulting from the Owner’s Disability. For purposes of this definition of Cause, no act or failure to act, on the part of an Owner, shall be considered “willful” if it is done, or omitted to be done, by the Owner in good faith or with reasonable belief that the Owner’s action or omission was in the best interest of the Company.   The Owner shall have the opportunity to cure (to the reasonable satisfaction of the Company) any material failure under clause (iv) above within thirty (30) days of the Owner’s receipt of a written notice from the Company finding that, in the good faith opinion of the Company, the Owner is guilty of acts or omissions constituting “Cause.”

“Change in Control” means the first to occur of any of the following (in one transaction or a series of related transactions): (i) consummation of a sale of, directly or indirectly, all or substantially all of the Company’s assets, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding equity securities of the Company or (B) the combined voting power of the Company's then outstanding securities, or (iii) the Company is party to a consummated merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Securities” means Restricted Securities and Non-Restricted Securities.

“Damages” means any loss, damage, or liability (joint or several) to which a Party hereto may become subject under the Securities Act, the Exchange Act, or other foreign, federal, state or local law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state or foreign securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state or foreign securities law; provided, however, that Damages shall not include any loss, damage, or liability resulting from use of a preliminary prospectus if the loss, damage, or liability arises after the Company makes a correcting preliminary or final prospectus available, and any such loss, damage, or liability would have been avoided by delivery of such correcting preliminary or final prospectus.

           “Disability” means the inability of an Owner to perform the Owner’s duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days, or for a period of one hundred twenty (120) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Restricted Securities or Non-Restricted Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) a registration in which the only Company securities being registered are debt securities.

“Fair Market Value” means the average of the Market Values of the Common Stock for the thirty consecutive trading day period preceding the applicable date for the determination of the Fair Market Value, except in the case of subsection (iii) of the definition of Market Value, in which case Fair Market Value shall be Market Value determined as of the applicable date for determination of Fair Market Value.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

           “GAAP” means generally accepted accounting principles in the United States as in effect at the time of any determination under this Agreement.

“Good Reason” means any act, decision or omission by the Company that: (A) materially modifies, reduces, changes, or restricts Owner’s salary as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Owner at the time of the act, decision, or omission by the Company; (B) materially modifies, reduces, changes, or restricts the Owner’s Benefits as a whole as in existence as of the date hereof or as of the date prior to any such change, whichever are more beneficial for Owner at the time of the act, decision, or omission by the Company, but excluding any of the foregoing resulting from Company-wide modifications, reductions, changes, or restrictions that are generally applicable to all Company employees; (C) materially modifies, reduces, changes, or restricts the Owner’s authority, duties, or responsibilities commensurate with the Owner’s Position but excluding the effects of any reductions in force other than the Owner’s own termination; (D) relocates the Owner place of employment without Owner’s consent from Owner’s Primary Location to any other location in excess of a fifty (50) mile radius from the Owner’s Primary Location or requires any such relocation as a condition to continued employment by Company; (E) constitutes a failure or refusal by any Company Successor to assume  this Agreement; or (F) involves or results in any material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Owner.  Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Owner first provides written notice to the Company within ninety (90) days of the event(s) alleged to constitute good reason, with such notice specifying the grounds that are alleged to constitute good reason, and (ii) the Company fails to cure such a material breach to the reasonable satisfaction of the Owner within thirty (30) days after Company’s receipt of such written notice.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

           “Initiating Restricted Shareholders” means, collectively, Restricted Shareholders who properly initiate a registration request under this Agreement.

"Market Value" means, with respect to the Common Stock as of any date, (i) the closing price of the Common Stock as reported on the principal U.S. national securities exchange on which the Common Stock is listed and traded on that date, or, if there is no closing price on that date, then on the last preceding date on which a closing price was reported; (ii) if the Common Stock is not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Common Stock reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount reasonably determined by the Company to be the fair market value of the Common Stock as determined by the Company in good faith and in light of all available information.

“Non-Restricted Securities” for the purposes of this Agreement, Non-Restricted Securities are Restricted Securities for which the restrictions on resale, pledge or other transfer under Section 3.2 have terminated under this Agreement.

           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Restricted Securities” means (i) any shares of Common Stock issued upon conversion of the Convertible Notes or exercise of the Warrants; and (ii) any Common Stock or other equity securities issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referenced in clause (i) of this definition as provided in the Convertible Notes and the Warrants, in any case, with respect to which the restrictions described in Section 3.2 have not yet lapsed.

“Restrictions Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

           “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Non-Restricted Securities in a transaction described in Article 2 below, and fees and disbursements of counsel for any Restricted Shareholder.

2.           Registration Rights.  The Company covenants and agrees to provide the following registration rights with regard to Non-Restricted Securities of the Shareholders.

2.1           Demand Registration.

                                (a)           If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Restricted Shareholders (which shall include for purposes of this Article 2, permitted assignees or successor owners of Covered Securities as set forth in Section 8.1) holding at least fifty percent (50%) of the Non-Restricted Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Non-Restricted Securities of such Restricted Shareholders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (“Demand Notice”) to all Restricted Shareholders holding Non-Restricted Securities other than the Initiating Restricted Shareholders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Shareholders, file a Form S-3 registration statement under the Securities Act covering all Non-Restricted Securities requested to be included in such registration by any other Restricted Shareholders, as specified by notice given by each such Restricted Shareholder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b), 2.1(c), and Section 2.3. The Company shall use reasonable best efforts to cause such Form S-3 registration statement to be declared effective by the SEC as soon as practicable after filing.

(b)           Notwithstanding the foregoing obligations, if the Company furnishes to Restricted Shareholders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Shareholders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(c)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected a registration pursuant to Section 2.1(a) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Restricted Shareholders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c).

                      2.2           Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Restricted Shareholders) any of its capital stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Restricted Shareholder notice of such registration.  Upon the request of each Restricted Shareholder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Non-Restricted Securities that each such Restricted Shareholder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Restricted Shareholder has elected to include Non-Restricted Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

                      2.3           Underwriting Requirements.

                                (a)           If, pursuant to Section 2.1, the Initiating Restricted Shareholders intend to distribute Non-Restricted Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by a majority in interest of the Initiating Restricted Shareholders subject only to the reasonable approval of the Company.  In such event, the right of any Restricted Shareholder to include such Restricted Shareholder’s Non-Restricted Securities in such registration shall be conditioned upon such Restricted Shareholder’s participation in such underwriting and the inclusion of such Restricted Shareholder’s Non-Restricted Securities in the underwriting to the extent provided herein.  All Restricted Shareholders proposing to distribute their Non-Restricted Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Restricted Shareholders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Restricted Shareholders shall so advise all Restricted Shareholders of Non-Restricted Securities that otherwise would be underwritten pursuant hereto, and the number of Non-Restricted Securities that may be included in the underwriting shall be allocated among such Restricted Shareholders of Non-Restricted Securities, including the Initiating Restricted Shareholders, in proportion (as nearly as practicable) to the number of Non-Restricted Securities owned by each Restricted Shareholder or in such other proportion as shall mutually be agreed to by all such selling Restricted Shareholders; provided, however, that the number of Non-Restricted Securities held by the Restricted Shareholders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Restricted Shareholder to the nearest 100 shares.

(b)           In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Restricted Shareholders’ Non-Restricted Securities in such underwriting unless the Restricted Shareholders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Non-Restricted Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Non-Restricted Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Non-Restricted Securities requested to be registered can be included in such offering, then the Non-Restricted Securities that are included in such offering shall be allocated among the selling Restricted Shareholders in proportion (as nearly as practicable to) the number of Non-Restricted Securities owned by each selling

Restricted Shareholder or in such other proportions as shall mutually be agreed to by all such selling Restricted Shareholders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Restricted Shareholder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall the number of Non-Restricted Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Restricted Shareholder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Restricted Shareholder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Restricted Shareholder,” and any pro rata reduction with respect to such “selling Restricted Shareholder” shall be based upon the aggregate number of Non-Restricted Securities owned by all Persons included in such “selling Restricted Shareholder,” as defined in this sentence.

                                (c)           For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Non-Restricted Securities that Restricted Shareholders have requested to be included in such registration statement are actually included.

                      2.4           Obligations of the Company.  Whenever required under this Article 2 to effect the registration of any Non-Restricted Securities, the Company shall, as expeditiously as reasonably possible:
                                (a)           prepare and file with the SEC a registration statement with respect to such Non-Restricted Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Restricted Shareholders of a majority of the Non-Restricted Securities registered thereunder, keep such registration statement effective for a period of at least one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Restricted Shareholder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Non-Restricted Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Non-Restricted Securities are sold;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)           furnish to the selling Restricted Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Restricted Shareholders may reasonably request in order to facilitate their disposition of their Non-Restricted Securities;

(d)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Restricted Shareholders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)           use its commercially reasonable efforts to cause all such Non-Restricted Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all Non-Restricted Securities registered pursuant to this Agreement and provide a CUSIP number for all such Non-Restricted Securities, in each case not later than the effective date of such registration;

(h)           promptly make available for inspection by the selling Restricted Shareholders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Restricted Shareholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)           notify each selling Restricted Shareholder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)           after such registration statement becomes effective, notify each selling Restricted Shareholder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

                      2.5           Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Non-Restricted Securities of any selling Restricted Shareholder that such Restricted Shareholder shall furnish to the Company such information regarding itself, the Non-Restricted Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Restricted Shareholder’s Non-Restricted Securities.

2.6           Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, including without limitation, those expenses for filings, or qualifications pursuant to Article 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and expenses of compliance with securities laws or blue sky laws; and fees and disbursements of counsel for the Company shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Restricted Shareholders of a majority of the Non-Restricted Securities to be registered (in which case all selling Restricted Shareholders shall bear such expenses pro rata based upon the number of Non-Restricted Securities that were to be included in the withdrawn registration), unless the Restricted Shareholders of eighty percent (80%) of the Non-Restricted Securities agree to forfeit their right to one (1) registration pursuant to Section 2.1, as the case may be; provided further that if, at the time of such withdrawal, the Restricted Shareholders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Restricted Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Restricted Shareholders shall not be required to pay any of such expenses and shall not forfeit their right to one (1) registration pursuant to Section 2.1.  All Selling Expenses relating to Non-Restricted Securities registered pursuant to this Article 2 shall be borne and paid by the Restricted Shareholders pro rata on the basis of the number of Non-Restricted Securities registered on their behalf.

                      2.7           Delay of Registration.  No Restricted Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

                      2.8           Indemnification.  If any Non-Restricted Securities are included in a registration statement under this Article 2:

(a)           To the maximum extent permitted by law, the Company will indemnify and hold harmless each selling Restricted Shareholder, and the partners, members, officers, directors, and stockholders of each such Restricted Shareholder; legal counsel and accountants for each such Restricted Shareholder; any underwriter (as defined in the Securities Act) for each such Restricted Shareholder; and each Person, if any, who controls such Restricted Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Restricted Shareholder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Restricted Shareholder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each selling Restricted Shareholder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Restricted Shareholder selling securities in such registration statement, and any controlling Person of any such underwriter or other Restricted Shareholder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Restricted Shareholder expressly for use in connection with such registration; and each such selling Restricted Shareholder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Restricted Shareholder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Restricted Shareholder (net of any Selling Expenses paid by such Restricted Shareholder), except in the case of fraud or willful misconduct by such Restricted Shareholder.

(c)           Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  Failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure does not materially prejudices the indemnifying party’s ability to defend such action.

(d)           Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Restricted Shareholders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Restricted Shareholder will be required to contribute any amount in excess of the public offering price of all such Non-Restricted Securities offered and sold by such Restricted Shareholder pursuant to such registration statement except in the case of willful misconduct or fraud, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Restricted Shareholder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Restricted Shareholder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Restricted Shareholder (net of any Selling Expenses paid by such Restricted Shareholder), except in the case of willful misconduct or fraud by such Restricted Shareholder.

(f)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)           Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Restricted Shareholders under this Section 2.8 shall survive the completion of any offering of Non-Restricted Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9           Reports Under Exchange Act.  With a view to making available to the Restricted Shareholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Restricted Shareholder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

                                (a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)           furnish to any Restricted Shareholder, so long as the Restricted Shareholder owns any Restricted Securities or Non-Restricted Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Restricted Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10           “Market Stand-off” Agreement.  Each Restricted Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a registration of equity securities of the Company under the Securities Act and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Securities or Non-Restricted Securities or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Restricted Securities or Non-Restricted Securities held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.10 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Restricted Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto.

                      2.11           Addition of Other Registrable Securities. Notwithstanding any other provision of this Article 2, in the event the Company grants to any third parties any rights to register their securities under the Securities Act (“Other Registrable Securities”), such rights may be granted by the Company on a pari passu basis with the rights granted to the Restricted Shareholders under this Agreement. Any such Other Registrable Securities may be included in any registration statement in which Non-Restricted Securities are included on the same terms and conditions as set forth in this Article 2 as if the Other Registrable Securities were Non-Restricted Securities and the holders of the Non-Restricted Securities were Restricted Shareholders. Upon request by the Company, the Parties shall amend this Article 2 to provide for such combined participation by holders of Other Registrable Securities or terminate the provisions of this Article 2 and enter into a separate agreement providing for such combined participation.

2.12           Termination of Registration Rights.  No Restricted Shareholder shall be entitled to exercise any right provided for in this Article 2 after the earlier of  (i) the fifth (5th) anniversary of the Effective Date; and (ii) with respect to any Non-Restricted Securities held by such Restricted Shareholder, if at such time all Non-Restricted Securities held by such Restricted Shareholder, together with its Affiliates, that may be sold at such time under this Agreement can be sold in a three (3)-month period without registration under SEC Rule 144. The registration rights granted to the Restricted Shareholders under this Article 2 are personal to the Restricted Shareholders and may not be transferred or assigned to any subsequent holder of Covered Securities other than the Owners or any other permitted assignee under Section 8.1.

3.           Restrictions on Transfer

3.1           Restricted Stock Under Securities Act.

(a)           Each Restricted Shareholder represents and warrants that the Covered Securities are being acquired for personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b)           The Covered Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and the other resale, transfer and other restrictions and conditions set forth in this Agreement. A transferring Restricted Shareholder will cause any proposed purchaser, pledgee, or transferee of Restricted Securities held by such Restricted Shareholder to which a sale, pledge or other transfer is permitted under this Agreement to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(c)           Each certificate, instrument or account representing (i) Covered Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i) upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.1(c)) be stamped or otherwise imprinted or noted with a legend substantially in the following form:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION. SHOULD THERE BE REASONABLE UNCERTAINTY OR GOOD FAITH DISAGREEMENT BETWEEN THE MAKER AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO MAKER AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE MAKER) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF SEPTEMBER 16, 2010, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE SHAREHOLDER AGREEMENT, INCLUD¬ING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.

The Restricted Shareholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Covered Securities in order to implement the restrictions on transfer set forth in this Section 3.1.

(d)           The holder of Covered Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Agreement.  Before any proposed sale, pledge, or transfer of any Covered Securities to a permitted purchaser, pledgee or transferee, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Restricted Shareholder thereof shall give notice to the Company of such Restricted Shareholder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail. If at the time of the proposed sale, pledge or transfer of Covered Securities no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, the holder of the Covered Securities hereby agrees that the holder will not sell, transfer, offer, pledge or hypothecate all or any part of the Covered Securities unless there shall be available exemptions from such registration requirements. Should there be any uncertainty or disagreement between the Company and the holder as to the availability of such exemptions, then the holder shall be required to deliver to the Company (i) an opinion of counsel (skilled in securities matters, selected by the holder and reasonably satisfactory to the Company) in form and substance satisfactory to the Company to the effect that such offer, sale, transfer, pledge or hypothecation is in compliance with an available exemption under the Securities Act and other applicable securities laws, or (ii) an interpretative letter from the SEC to the effect that no enforcement action will be recommended if the proposed offer, sale, transfer, pledge or hypothecation is made without registration under the Securities Act. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Restricted Shareholder distributes Covered Securities to an Affiliate of such Restricted Shareholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Agreement.  Each certificate, instrument or account evidencing the Restricted Securities or Non-Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.1(b), except that such certificate, instrument or account shall not bear such restrictive legend if, in the opinion of counsel for such Restricted Shareholder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3.2           Additional Transfer Restrictions on Restricted Securities.  The Restricted Shareholders may not, without the prior written consent of the Company, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Restricted Securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities or other securities, in cash, or otherwise. The term transfer shall include the issuance or transfer by any Restricted Shareholder or Owner of any equity or other ownership interest in such Restricted Shareholder. Notwithstanding the foregoing, a Restricted Shareholder may transfer all or any portion of the Restricted Securities to

Owners, a trust established for Restricted Shareholder’s or Owner’s sole benefit and/or Restricted Shareholder’s or Owner’s Immediate Family Members without such transfer being subject to the transfer restrictions set forth in this Section 3.2, provided that the Restricted Securities so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Restricted Securities may be made without complying with the provisions of this Section 3.2.  The restrictions set forth in this Section 3.2 shall terminate upon the expiration of the Restrictions Period. In addition, the restrictions set forth in this Section 3.2 shall terminated as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities if, during the Restrictions Period and in connection with a Change in Control, an Owner’s employment by the Company is terminated (i) by the Company without Cause; or (ii) voluntarily by such Owner with Good Reason (each an “Acceleration Event”).

3.3           Right of First Refusal.

(a)           Prior to any intended sale or other transfer of any Covered Security, Restricted Shareholder shall first give written notice (“Offer Notice”) to the Company specifying (i) Restricted Shareholder’s bona fide intention to sell or otherwise transfer such Covered Securities, (ii) the name and address of the proposed purchaser(s) or transferee(s), (iii) the number of Covered Securities the Restricted Shareholder proposes to sell (“Offered Securities”), (iv) the price for which Restricted Shareholder proposes to sell the Offered Securities, and (v) all other material terms and conditions of the proposed sale or other transfer.

(b)           Within thirty (30) days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Securities at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (“Acceptance Notice”) to Restricted Shareholder specifying the number of Offered Securities that the Company or its nominees elect to purchase.  Within fifteen (15) days after delivery of the Acceptance Notice to Restricted Shareholder, the Company and/or its nominee(s) shall deliver a check or wire transfer (or, at the discretion of the Company, such other form of consideration set forth in the Offer Notice) in the amount of the purchase price of the Offered Securities to be purchased pursuant to this Section 3.3, against delivery by Restricted Shareholder of a certificate or certificates representing the Offered Securities (or account transfer instructions) to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be.  If the Company and/or its nominee(s) do not elect to purchase all of the Offered Securities, Restricted Shareholder shall be entitled to sell the balance of the Offered Securities to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice, provided, however, that such sale or other transfer must be consummated within sixty (60) days from the date of the Offer Notice and any proposed sale after such sixty (60) day period may be made only by again complying with the procedures set forth in this Section 3.3.

(c)           Restricted Shareholder may transfer all or any portion of the Covered Securities to Owners, a trust established for Restricted Shareholder’s or Owner’s sole benefit and/or Restricted Shareholder’s or Owner’s Immediate Family Members without such transfer being subject to the right of first refusal set forth in this Section 3.3, provided that the Covered Securities so transferred shall remain subject to the terms and conditions of this

Agreement and no further transfer of such Covered Securities may be made without complying with the provisions of this Section 3.3.

(d)           Any successor of Restricted Shareholder, and any transferee of Covered Securities pursuant to this Section 3.3, shall hold the Covered Securities subject to the terms and conditions of this Agreement and no further transfer of the Covered Securities may be made without complying with the provisions of this Section 3.3.

(e)           The right of first refusal set forth in this Section 3.3 shall terminate (i) as to all Covered Securities upon the expiration of the Restrictions Period; and (ii) as to Offered Securities, on the date such Offered Securities are sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in this Section 3.3), to the extent that such right has not previously terminated. In addition, the right of first refusal set forth in this Section 3.3 shall terminate as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities upon the occurrence of an Acceleration Event.

3.4           Compliance with Securities Trading Policy.                                                                           In addition to the other restrictions set forth in this Article 4, Covered Securities may only be sold, pledged, or otherwise transferred in compliance with the Company’s securities trading policies generally applicable to officers, directors or employees of the Company as long as any Member of the Selling Group is subject to such securities trading policy.

4. Effect of Certain Events Relating to the Termination of Owner’s Employment by Company Without Cause; Termination of Owner’s Employment by Owner with Good Reason; Termination of Owner’s Employment by Reason of Owner’s Death or Disability.

(a)           For the purposes of this Article 4, the following shall be considered “Repurchase Option Events”: (i) termination of an Owner’s employment by the Company without Cause, (ii) voluntary termination of an Owner’s employment by the Owner with Good Reason, and (iii) the death or Disability of an Owner.

(b)           Effective immediately upon the occurrence of a Repurchase Option Event, the Company shall have the option (but not the obligation) to purchase, all or part, of the Covered Securities from the Restricted Shareholder or Restricted Shareholder’s successors or personal representatives, as the case may (“Repurchase Option”).  The purchase price for the Covered Securities to be purchased under the Repurchase Option shall be the Fair Market Value determined as of the date of the occurrence of the applicable Repurchase Option Event.

(c)           For one hundred and twenty (120) days after the occurrence of a Repurchase Event, the Company shall have the right to exercise the Repurchase Option by giving to Restricted Shareholders written notice of such exercise, specify the number of Non-Restricted Securities and Restricted Securities to be repurchased by the Company and the aggregate purchase price thereof.  Such notice shall be accompanied by the Company’s payment in immediately available funds.

(d)           The Repurchase Option shall no longer be applicable to any Covered Securities for which the Company did not timely exercise under this Section 4.1.

(e)           The Company shall not repurchase any fractional shares.  Accordingly should the Repurchase Option extend to a fractional share, such fractional share shall be added to and become part of the Restricted Shareholder Covered Securities.

(f)           The Repurchase Option shall be applicable to any Covered Securities that are first issued subsequent to the first occurrence of a Repurchase Option Event as if the issuance of such subsequently issued Covered Securities constituted a new Repurchase Option Event.

(g)           The Repurchase Option set forth in this Article 4 shall terminate (i) as to all Covered Securities upon the expiration of the Restrictions Period; and (ii) with respect to Covered Securities that are the subject of a Repurchase Option, on the date such Covered Securities are be sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in Section 3.3, to the extent such right hs not been previously terminated). In addition, the Repurchase Option shall terminate as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities upon the occurrence of an Acceleration Event.

5.           Voting Restrictions.

5.1           Irrevocable Proxy.  Each Restricted Shareholder hereby constitutes and appoints each of the President, Chief Financial Officer and Chief Legal Officer, with full power of substitution and to act independently of each other, as the proxies of the Restricted Shareholder to vote all shares of Restricted Securities and Non-Restricted Securities held by the Restricted Shareholder in a manner consistent with the recommendations of management.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and Restricted Shareholders in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires or such proxy terminates pursuant to the terms of this Agreement.  Each Restricted Shareholder hereby revokes any and all previous proxies with respect to the Restricted Shares or Non-Restricted Shares and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Restricted Securities or Non-Restricted Securities, deposit any of the Restricted Securities or Non-Restricted Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Restricted Securities or Non-Restricted Securities, in each case, with respect to any of the matters set forth herein. The rights conferred under this Article V shall in no way serve, in and of themselves, to restrict the rights of any holder to transfer Covered Securities.

5.2           Expiration of Irrevocable Proxy. The irrevocable proxy granted pursuant to this Article 5 shall terminate once the Members of the Selling Group and any Affiliates thereof, as a group, hold voting securities of the Company representing less than 4.9% of the Company’s outstanding Common Stock. The irrevocable proxy set forth in this Article 5 shall also terminate as to Covered Securities sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in Section 3.3), to the extent such right has not been previously terminated.

6.           Limitation on Number of Resales or Transfers of Non-Restricted Securities. Notwithstanding any other provision of this Agreement, the number of Non-Restricted Securities that may be resold or transferred to the public or through any public securities trading market at any time (whether or not pursuant to a registered offering under Article 2 of this Agreement) may not exceed (i) for any one sale or transfer order, twenty-five percent (25%) of the Average Daily Volume; and (ii) for all sales or transfer volume in any calendar week, twenty-five percent (25%) of the Weekly Volume. For purposes of this Article 6, (i) “Average Daily Volume” will be determined once at the beginning of each calendar quarter for application during such quarter based on an averaging of the daily volume of sales of Company Common Stock as reported by The NASDAQ Global Market (provided that if the Company’s Common Stock is not then listed on The NASDAQ Global Market, as reported by such trading market on which the Common Stock is traded) for each trading day over the 90-trading day period preceding such determination; and (ii) “Average Weekly Volume” is calculated by multiplying the Average Daily Volume by the number of trading days in the calendar week preceding the proposed sale or transfer of Non-Restricted Securities.

7.           Standstill Provisions.

7.1           Agreement to Standstill. Each Member of the Selling Group agrees that no Member of the Selling Group will, without the prior written consent of the Company (i) acquire, offer to acquire, propose (whether publicly or otherwise) to acquire, announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (or beneficial ownership thereof) or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) participate in (1) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (2) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (3) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (iii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its affiliates; (v) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) above; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The foregoing restrictions shall not apply to acquisitions of Company securities upon exercise of employee stock options awarded to the Owners.

7.2           Expiration of Standstill. The standstill agreed upon pursuant to this Article 7 shall terminate once the Members of the Selling Group and any Affiliates thereof, as a group, hold voting securities of the Company representing less than 4.9% of the Company’s outstanding Common Stock.

8.           Miscellaneous.

                      8.1           Successors and Assigns.  Except as otherwise set forth in this Agreement, the rights under this Agreement may be assigned (but only with all related obligations) by a Restricted Shareholder to a transferee of Covered Securities who (i) is an Owner or (ii) is an Owner’s Immediate Family Member or trust for the benefit of an individual Restricted Shareholder or one or more of such Restricted Shareholder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Covered Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

8.2           Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

8.3           Counterparts; Facsimile.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5           Notices.  All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Legal Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.5.

       8.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the other Parties; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Any amendment, termination, or waiver effected in accordance with this Section 8.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

                      8.7           Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

                      8.8           Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

                      8.9           Dispute Resolution.

(a)           The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in New Castle County, Delaware, and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or preceding to be brought or tried elsewhere. The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by  both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of the Agreement, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, notwithstanding the other provisions of this Section 8.9, the parties agree that a non-breaching party may seek relief in the federal and state courts of the State of Delaware located in New Castle County for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of the Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)           In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under the Agreement, or seeks a declaration of any rights or obligations under the Agreement, the prevailing party will be entitled to reasonable attorneys fees, and subject to Section 8.9(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)             No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

                               8.10           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.11           Specific Enforcement.  Each Member of the Selling Group acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of Articles 3, 4, 5, 6, or 7 are not performed by the Members of the Selling Group in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that the Company shall be entitled, in addition to any damages at law, to an injunction to prevent breaches of any such breaches, and to specific enforcement of such Articles and their respective terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank; Signature Page and Schedules Follow]

IN WITNESS WHEREOF, the parties have executed this Securities Agreement as of the date first written above.

Autobytel Inc.
By: /s/ Jeffrey H. Coats
Jeffrey H. Coats
President and Chief Executive Officer

Autotropolis, Inc., a Florida corporation
By:           /s/ William Ferriolo
 Name:  William Ferriolo
Title:           President

Cyber Ventures, Inc., a Florida corporation
By:           /s/ Ian Bentley
Name:  Ian Bentley
Title:           Vice President

/s/ William Ferriolo
William Ferriolo

/s/ Ian Bentley
Ian Bentley

Ian Bentley Revocable Trust created U/A/D 3/1/10
By:           /s/ Ian Bentley
Ian Bentley, Trustee

[Signature Page to Shareholder Agreement]

SCHEDULE A

If to the Company, to:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention:    Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Fax: (949) 862-1323

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542-0627
Attention:  James Biehl, Esq.
Fax:  (609) 799-7000

if to any Restricted Shareholder or Owner, to:

William Ferriolo                                                                Ian Bentley
14733 Waterchase Blvd.                                                 14613 Canopy Dr
Tampa, FL 33626                                                              Tampa, FL 33626
Fax: 813 434 2424                                                              Fax: 813 354 4895

with a copy to (which shall not constitute notice):

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.
Post Office Box 1102
Tampa, FL 33601-1102
Attention:  Don B. Weinbren, Esquire
Fax:  (813) 227-0451

[Signature Page to Shareholder Agreement]